Exhibit 10.2

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of June [__], 2013, is by and among American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), and the holder set forth on the signature page hereto (together with their successor and their permitted assigns, the “Holder”).

WHEREAS, in connection with the issuance by the Company of 28,398,213 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) on the date hereof pursuant to that certain Convertible Preferred Stock Purchase Agreement, dated as of June 4, 2013 (the “Stock Purchase Agreement”), by and among the Company and the investors party thereto (the “Investors”), the Company is obligated to issue 28,398,213 contingent value rights subject to the terms and conditions contained herein (each such right, a “Contingent Value Right”), including [______] Contingent Value Rights to the Holder (which initially is an Investor) pursuant to this Agreement. Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned thereto in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1)	Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Articles” means the Articles Supplementary for the Series C Preferred Stock.

“Test Date” means the 121st trading day following the Election Date (as defined in the Articles).

“VWAP” means the dollar volume-weighted average price for the Common Stock on its Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Trading Market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the VWAP of the Common Stock shall be the fair market value of the Common Stock on such date as determined by the Company’s Board of Directors in good faith.

2)	Contingent Value Rights. In the event the Company converts (regardless of whether any such shares are actually converted pursuant to Section 13 of the Articles Supplementary) the shares of Series C Preferred Stock into Common Stock pursuant to the terms of the Stock Purchase Agreement and the Articles, then:

(a)    On the Test Date, the Company shall calculate the VWAP per Common Share for the period covering the 90th through the 120th trading days after the Election Date (as defined in the Articles) (the “CVR Period VWAP”).

(b)   Within five (5) Business Days following the Test Date, the Company shall pay to the Holder, in immediately available funds to an account designated in writing by such Holder, the amount, if any, with respect to each share of the Common Stock into which shares of Series C Preferred Stock were converted (regardless of whether any such shares are actually converted pursuant to Section 13 of the Articles Supplementary) (“Common Shares”) held by such Holder (and/or its assignees) on the Test Date equal to: (i) the number of Common Shares held by such Investor at the close of business on the Test Date multiplied by (ii) the amount (the “Settlement Amount”), which shall not be less than zero nor greater than $2.00, equal to the difference between (A) the Conversion Price (as defined in the Articles) (as may be adjusted from time to time pursuant to Section 7 of the Articles) and (B) the CVR Period VWAP.

(c)    If the number of shares of Common Stock is adjusted upon the occurrence of any event that would have resulted in the adjustment of the Fixed Conversion Price (as defined in the Articles Supplementary), the number of Contingent Value Rights shall be adjusted proportionately.

3)	Termination. This Agreement shall terminate and no Holder shall have any rights hereunder (to payment or otherwise) upon (i) the payment by the Company of the Settlement Amount, if any, due to the Holder pursuant to Section 2 or (2) the redemption of the Series C Preferred Stock in accordance with Section 5 of the Articles Supplementary.

4)	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holder. Any Holder may assign all or a portion of its rights under this Agreement to any Person, provided (i) such transferee is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (ii) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (iii) the Company is furnished with written notice of the name and address of such transferee or assignee, (iv) such transferee agrees in writing to be bound by the provisions hereof that apply to the “Holder”, (v) such transfer shall have been made pursuant to the safe harbor for the resale of restricted securities provided by Rule 144A under the Securities Act provided, however, that for purposes of this clause (v): (1) this Agreement or any rights or obligations hereunder shall be deemed not to be the same class of securities as the Common Stock for purposes of Rule 144A(d)(3)(i) and (2) if the Company as the “issue” does not meet the requirements of Rule 144A(d)(4), then this Agreement or any rights or obligations hereunder may be assigned pursuant to any other exemption from registration under the Securities Act and (vi) such transfer shall have been made pursuant to and in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.

5)	No Rights as Shareholders. This Agreement shall not entitle the Holder (or its successors or permitted assigns) to any voting rights or other rights as a stockholder of the Company.

6)	Incorporation of Certain Sections By Reference. The following sections from the Stock Purchase Agreement shall be deemed incorporated by reference into this Agreement, with appropriate changes as the context requires: Sections 9.6, 9.7, 9.8, 9.10, 9.11, 9.13, 9.14, 9.16 and 9.19.

[Signature pages follow.]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement or has caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:
Name:
Title:

[NAME OF HOLDER]

By:
Name:
Title: